Exhibit 99.1

Findit, Inc. and BioRegenx, Inc. Announce they have Entered into a Definitive Agreement to Merge

ATLANTA, GA / ACCESSWIRE / December 29, 2022 / Findit, Inc., a Nevada Corporation (OTC PINK:FDIT), owner of Findit.com, a full-service social networking platform that provides tools for members to increase brand awareness through content creation and sharing, resulting in indexing in search engines, announce they have entered into a Definitive Agreement with BioRegenx, Inc. ("BioRegenx") The merger has been approved by each company's board of directors and is anticipated to close in the first quarter of 2023, subject to customary closing conditions including regulatory approvals.

The merger will constitute a major change of control of the public entity to the executive team of BioRegenx. The various functions of Findit.com will continue as usual and one of the core members of the Findit executive team will continue on the board of the merged entity. The name of the public entity will be changed to BioRegenx, Inc. and the newly merged company will apply for a new ticker symbol that relates to the new name.

Pursuant to the Definitive Agreement, BioRegenx shall be merged into Findit and all of the issued and outstanding BioRegenx common and preferred shares shall be exchanged for common and preferred shares of Findit. Findit shall issue common and preferred shares in an amount equivalent to 90.0% of the voting securities of Findit. Concurrently, holder(s) of Findit Series A and Series B preferred shares shall retire their Series A and Series B preferred shares back into the treasury. The Series A and Series B preferred shares to be retired represent a voting control of 98.47% of Findit. The exchange value of Findit stock would be the average closing price of Findit for the month of November 2022.

As soon as practical after the merger, both parties agree to the implementation of up to a 1 for 25 reverse split of Findit's common and preferred stock to improve Findit's ability to attract institutional investors and analysts as well as to graduate to a senior exchange (OTCQB, NASDAQ).

BioRegenx is positioning itself as a forerunner in the high-growth sector of regenerative healthcare solutions through the acquisitions of Microvascular Health Solutions, LLC, MyBodyRx, LLC, NuLife Sciences, Inc., and the TruEpigenetics brand.

Through Microvascular Health Solutions, LLC, BioRegenx is the exclusive distributor of the GlycoCheck™ System. This first-of-its-kind patented technology can monitor and measure the microvascular system. The clinically relevant data and analysis can be used as a tool by practitioners to guide patients to better microvascular system health profiles, read more here.

BioRegenx, by way of its subsidiaries and strategic partners, has established a strong patent and trademark strategy to protect its intellectual property portfolio from infringement. Currently, BioRegenx holds twelve patents in the US and major international territories including Canada, Europe, China, Japan, and South Korea.

Learn more about BioRegenx here.

The daily operations of Findit, including findit.com and the other various websites the company operates will continue as part of the new, fully merged organization. BioRegenx's management believes that Findit's marketing and content creation strategies will help augment BioRegenx's product and distributor marketing.

With the benefit of BioRegenx's experienced executive team and resources, findit.com will be receiving significant technical updates and enhancements, particularly with a strong focus on the regenerative health solutions marketing space. These updates will include a new UX/UI as well as database and product updates that will help increase the value of current products and add future products and services for the monetization growth of the platform.

Ray Firth, CEO of Findit, stated "Our two companies have been working together for a while with us providing the Press Release content creation and distribution and, as we furthered our relationship, we have seen many synergistic opportunities between us. We are very excited to merge with BioRegenx and streamline our services to help grow their marketing efforts and the Findit platform."

William Resides, CEO of BioRegenx Inc stated "We are thrilled to announce this merger with Findit, which represents a significant opportunity for both companies to tap into the vast potential of the global wellness economy. With this partnership, we will be able to leverage Findit's platform to connect more consumers with healthcare providers, while also introducing them to BioRegenx's innovative healthcare solutions in the rapidly growing field of regenerative health and wellness. This is truly an exciting moment for all of us at BioRegenx and Findit, and we look forward to working together to drive growth and success for our combined entities."

About BioRegenx Inc.

BioRegenx, Inc., (BioRegenx.com) is a holding company with four subsidiaries, Microvascular Health Solutions, LLC, MyBodyRx, LLC, NuLife Sciences, Inc., and Regenr8, Inc. BioRegenx was created to integrate leading-edge companies into one synergistic platform offering 360-degree solutions, which include leading-edge testing technologies and nutraceutical solutions. Testing technologies include the breakthrough GlycoCheck™, developed by GlycoCheck, B.V. and exclusively distributed by Microvascular Health Solutions, and TruEpigentics DNA and epigenetic testing. Nutraceuticals include the patented Endocalyx Pro™ and additional synergistic dietary supplements sold under the MyBodyRx brand.

About Findit, Inc.

Findit, Inc., owns Findit.com which is a social media content management platform that provides an interactive search engine for all content posted in Findit to appear in Findit search. The site is an open platform that provides access to Google, Yahoo, Bing, and other search engines access to its content posted to Findit so it can be indexed in these search engines as well. Findit provides members the ability to post, share and manage their content. Once they have posted in Findit, we ensure the content gets indexed in Findit search results. Findit provides an option for anyone to submit URLs that they want to be indexed in Findit search results, along with posting status updates through Findit Right Now. Status updates posted in Findit can be crawled by outside search engines which can result in additional organic indexing. All posts on Findit can be shared to other social and bookmarking sites by members and non-members. Findit, Inc. is focused on the development of monetized Internet-based web products that can provide increased brand awareness to our members. Findit Inc. trades under the stock symbol FDIT on the OTC Markets.

Safe Harbor:

This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word believe or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Findit Inc. to differ materially from those implied or expressed by such forward-looking statements. This press release speaks as of the date first set forth above, and Findit Inc. assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

CONTACT:

Tom Powers - Secretary of Findit Inc.
866-500-4576
tom@findit.com

1. Global Wellness Institute: Wellness Industry Statistics & Facts.

SOURCE: Findit, Inc.